Exhibit 99.1

VERITEX HOLDINGS, INC. REPORTS SECOND QUARTER FINANCIAL RESULTS

Dallas, TX — July 28, 2015 — Veritex Holdings, Inc. (NASDAQ: VBTX), the holding company for Veritex Community Bank, announced the results today for the quarter ended June 30, 2015.  The Company reported net income of $1.9 million or $0.19 diluted earnings per common share compared to $1.8 million or $0.19 diluted earnings per common share for the quarter ended March 31, 2015 and $1.2 million or $0.18 diluted earnings per common share for the quarter ended June 30, 2014.

Veritex Holdings, Inc. Chairman and Chief Executive Officer Malcolm Holland said, “I am very proud to share our second quarter results, another record quarter for Veritex. Net income for the second quarter of 2015 increased $658,000 or 54.9%, average loans increased $103.8 million or 19.9% to $625.0 million and average deposits increased $82.4 million or 14.2% to $662.7 million from a year ago. In addition to strong organic growth during the second quarter, we completed our acquisition of IBT Bancorp, Inc. (“IBT”), the parent holding company of Independent Bank of Texas on July 1, 2015. As of June 30, 2015, IBT, on a consolidated basis, reported total assets of $113.7 million, total loans of $89.7 million and total deposits of $98.4 million.”

Mr. Holland continued, “We continue to see good organic growth and we had solid loan demand through the second quarter.  We expect stronger loan growth in the third quarter as we believe that we are on pace to increase average loans by at least $30 million over second quarter average loans, excluding growth from the acquisition of IBT.  While our deposits grew at a slower rate during the second quarter, we anticipate more robust growth in deposits in the third quarter as a result of our continued focus on developing deep deposit relationships within our market.  Our credit metrics remain strong, demonstrating the quality of our loan portfolio. As noted in past quarters, we expect pressure on pricing of new loans, however we believe our net interest margin will hold within the range we have seen over the past several quarters.”

Mr. Holland noted, “The IBT acquisition leaves us well positioned to grow income, increase profitability and serve our customers even better than before. I am excited about our future, including our ability to continue our organic growth and to identify opportunities to execute a disciplined M&A strategy.”

Second Quarter 2015 Highlights

•                  Total loans increased $103.9 million or 19.2% year-over-year to $644.9 million as of June 30, 2015.

•                  Deposits increased $61.9 million or 10.1% year-over-year to $673.1 million as of June 30, 2015.

•                  Net income from operations increased $907,000 or 48.4% from second quarter 2014 with net interest income after provision for loan losses increasing $1.1 million or 19.8%.

•                  Noninterest expense (excluding acquisition expenses) for the second quarter 2015 was $4.7 million, an increase of $255,000 or 5.7% from the same period in 2014.

•                  Continued strong asset quality with nonperforming assets to total assets of 0.10%, net recoveries to average loans outstanding of 0.01% and other real estate owned of $548,000 as of and for the quarter ended June 30, 2015.

Results of operations for the three months ended June 30, 2015

For the three months ended June 30, 2015, net income was $1.9 million and net income available to common stockholders was $1.8 million compared to net income and net income available to common stockholders of $1.8 million for the three months ended March 31, 2015 and $1.2 million for the three months ended June 30, 2014. Diluted earnings per common share was $0.19 for the three months ended June 30, 2015 and  March 31, 2015, compared to $0.18 for the three months ended June 30, 2014.

Return on average assets (“ROA”) and return on average common equity (“ROE”) for the three months ended June 30, 2015 were 0.93% and 6.39%, respectively, compared to 0.94% and 6.45% for the three months ended March 31, 2015, and 0.71% and 6.49% for the three months ended June 30, 2014. The slight decline in ROA compared to the three months ended March 31, 2015 was primarily due to a decline in the yield on interest-bearing assets to 4.19% from 4.24% for the three months ended March 31, 2015. This reduction was due to competitive pricing on new loans which resulted in lower loan yields as a result of this pricing pressure. The increase in ROA from June 30, 2014 was the result of year-over-year growth in net income from new clients, expansion of existing client relationships, continued improvement in credit quality, and gains in efficiencies from our operating platform.

The efficiency ratio, defined as noninterest expense divided by the sum of net interest income and noninterest income, was 61.75% for the three months ended June 30, 2015 compared to 66.67% and 65.98% for the three months ended March 31, 2015 and June 30, 2014, respectively. Excluding acquisition related expenses, the efficiency ratio was 61.55% for the three months ended June 30, 2015 and 64.08% for the three months ended March 31, 2015. The overall decrease in the efficiency ratio, excluding acquisition expense, from March 31, 2015 and June 30, 2014 was the result of growing income from loans and other customer related income streams at a faster rate than growth in operating expenses.

For the three months ended June 30, 2015, net interest income before provision for loan losses was $7.0 million and net interest margin was 3.77% compared to $6.9 million and 3.82% for the three months ended March 31, 2015 and $6.1 million and 3.92% for the three months ended June 30, 2014. The net interest margin decreased 0.05% from the three months ended March 31, 2015 primarily due to a decline of 0.07% in average yield on loans from 4.85% for the three months ended March 31, 2015 to 4.78% for the three months ended June 30, 2015. Competitive pricing pressure resulted in overall market yields for loan originations and renewals below the average yield of amortizing or paid-off loans. The average rate paid on interest-bearing liabilities was relatively flat at 0.70% for the three months ended June 30, 2015 compared to 0.71% for the three months ended March 31, 2015.

The net interest margin declined 0.15% from the same period in 2014 primarily due to a decline of 0.27% in average yield on loans from 5.05% for the three months ended June 30, 2014. Competitive pricing pressure resulted in overall market yields for loan originations and renewals below the average yield of amortizing or paid-off loans. Partially offsetting the decrease in net interest margin was a 0.03% decrease in the rate paid on interest-bearing liabilities from 0.73% to 0.70% for the three months ended June 30, 2014 and June 30, 2015, respectively.  The decrease was related to a change in mix of deposits from certificates of deposits with average rate paid of 1.11% to money market accounts with average rate paid of 0.61%.

Noninterest income for the three months ended June 30, 2015 was $688,000, a decrease of $78,000 or 10.2% compared to the three months ended March 31, 2015 and an increase of $48,000 or 7.5% compared to the three months ended June 30, 2014. The decrease from the three months ended March 31, 2015 was driven by a decline in mortgage production and corresponding decrease in gains on loans held for sale. This decrease was partially offset by dividend income from the bi-annual Federal Reserve Bank stock dividends received in June 2015. The increase from the three months ended June 30, 2014 was primarily related to the increase in revenue from bank owned life insurance and an increase in service charges on deposit accounts.

Noninterest expense was $4.7 million for the three months ended June 30, 2015 compared to $5.1 million for the three months ended March 31, 2015 and $4.5 million for the three months ended June 30, 2014, a decrease of $352,000 or 6.9% and an increase of $270,000 or 6.1%, respectively. Noninterest expense included $15,000 and $197,000 of acquisition expenses for the three months ended June 30, 2015 and March 31, 2015, respectively, related to the preparation and execution of the definitive agreement to acquire IBT on March 9, 2015. Excluding acquisition related expenses, noninterest expense for the three months ended June 30, 2015 was $4.7 million compared to $4.9 million, a decrease of $170,000 or 3.5% from the three months ended March 31, 2015. The decrease was primarily due to reduced professional service fees and other public company-related annual reporting costs and decreased employee expense primarily related to seasonal payroll taxes. The increase from the three months ended June 30, 2014 was primarily an increase in employee expense of $392,000 related to annual merit increases, seasonal payroll taxes, and stock grant expense and was partially offset by the absence of initial public offering costs.

Income tax expense for the three months ended June 30, 2015 totaled $926,000, an increase of $319,000 or 52.6% from $607,000 for the three months ended March 31, 2015 and an increase of $249,000 or 36.8% compared to $677,000 for the three months ended June 30, 2014. The increase from the three months ended March 31, 2015 was primarily related to the effect of a net discrete tax benefit of $186,000 associated with the recognition of non-qualified stock option related deferred tax assets recognized during that period and an increase of $351,000 in taxable income for the three months ended June 30, 2015. The increase from the three months ended June 30, 2014 was primarily attributable to the $907,000 increase in net operating income from $1.9 million. The Company’s estimated annual effective tax rate, before reporting the net impact of discrete items, was approximately 33.3%, 32.6% and 36.1% for the three months ended June 30, 2015, March 31, 2015 and June 30 2014, respectively.

Financial Condition

Loans (excluding loans held for sale and deferred loan fees) at June 30, 2015 were $644.9 million, an increase of $29.4 million or 4.8% compared to $615.5 million at March 31, 2015, and an increase of $103.9 million or 19.2% compared to $541.0 million at June 30, 2014. This increase was primarily due to strong organic growth and successful execution of our relationship banking strategy.

Deposits at June 30, 2015 were $673.1 million compared to $668.3 million at March 31, 2015, and $611.2 million at June 30, 2014. Deposits increased $4.8 million or 0.7% from March 31, 2015 primarily due to growth in money market and interest-bearing checking account balances. Deposits increased $61.9 million or 10.1% from June 30, 2014 primarily due to growth in money market deposits. Noninterest-bearing deposits were $240.9 million at June 30, 2015, $241.7 million at March 31, 2015 and $236.2 at June 30, 2014. Noninterest-bearing deposits were flat to prior quarter and increased $4.7 million or 2.0% compared to June 30, 2014.

Advances from the Federal Home Loan Bank increased to $27.0 million at June 30, 2015 compared to $15.0 million at March 31, 2015 and $15.0 million at June 30, 2014. The increase in advances compared to March 31, 2015 was due to overnight borrowings related to short term liquidity needs.

Asset Quality

Nonperforming assets totaled $860,000 or 0.10% of total assets at June 30, 2015 compared to $941,000 or 0.12% at March 31, 2015 and $3 million or 0.42% of total assets at June 30, 2014. The allowance for loan losses was 0.96% of total loans at June 30, 2015 compared to 0.98% of total loans at March 31, 2015 and 1.02% of total loans at June 30, 2014.

Other real estate owned totaled $548,000 at June 30, 2015 and at March 31, 2015 and $2.5 million at June 30, 2014. The decrease in other real estate owned from June 30, 2014 was due to the sale of three properties from June 30, 2014 to June 30, 2015. Nonaccrual loans were $312,000 at June 30, 2015 compared to $323,000 at March 31, 2015 and $107,000 at June 30, 2014.

The provision for loan losses for the three months ended June 30, 2015 was $148,000 compared to $110,000 and $425,000 for the three months ended March 31, 2015 and June 30, 2014, respectively. While the growth in the loan portfolio drove an increase in general provision requirements over March 31, 2015 levels, offsetting reductions from the continued improvement in credit quality drove down overall provision requirements.

Non-GAAP Financial Measures

Certain financial measures we use to evaluate our performance and discuss in this release are identified as being “non-GAAP financial measures.” In accordance with the SEC’s rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles as in effect from time to time in the United States in our statements of income, balance sheet or statements of cash flows. Non-GAAP financial measures do not include operating and other statistical measures or ratios or statistical measures calculated using exclusively either financial measures calculated in accordance with GAAP, operating measures or other measures that are not non-GAAP financial measures or both.

The non-GAAP financial measures that we discuss in this release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures we have discussed in this release when comparing such non-GAAP financial measures.

Tangible book value per common share is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate: (a) tangible common equity as stockholders’ equity less preferred stock, goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization; and (b) tangible book value per common share as tangible common equity (as described in clause (a)) divided by shares of common stock outstanding. For tangible book value per common share, the most directly comparable financial measure calculated in accordance with GAAP is our book value per common share.

We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing our tangible book value.

Tangible common equity to tangible assets is a non-GAAP measure generally used by financial analysts and investment bankers to evaluate financial institutions. We calculate tangible common equity as described above, and : tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. For common equity to tangible assets, the most directly comparable financial measure calculated in accordance with GAAP is total common stockholders’ equity to total assets.

We believe that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing both total stockholders’ equity and assets while not increasing our tangible common equity or tangible assets.

About Veritex Holdings, Inc.

Headquartered in Dallas, Texas, Veritex Holdings, Inc. is a bank holding company that conducts banking activities through its wholly-owned subsidiary, Veritex Community Bank, with locations throughout the Dallas metropolitan area. Veritex Community Bank is a Texas state chartered bank regulated by the Texas Department of Banking and the Board of Governors of the Federal Reserve System.

For more information, visit www.veritexbank.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain certain forward-looking statements within the meaning of the securities laws that are based on various facts and derived utilizing important assumptions, current expectations, estimates and projections about the Company and its subsidiaries. Forward-looking statements include information regarding the Company’s future financial performance, business and growth strategy, projected plans and objectives, expectations concerning the costs associated with the merger and related transactions, integration of the acquired business, ability to recognize  anticipated operational efficiencies, and other projections based on macroeconomic and industry trends, which are inherently unreliable due to the multiple factors that impact economic trends, and any such variations may be material. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing. Further, certain factors that could affect our future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to whether the Company can: successfully implement its growth strategy, including identifying acquisition targets and consummating suitable acquisitions; continue to sustain internal growth rate; provide competitive products and services that appeal to its customers and target market; continue to have access to debt and equity capital markets; and achieve our performance goals. These and various other factors are discussed in the Company’s Final Prospectus, dated October 10, 2014, filed pursuant to Rule 424(b)(4), the Company’s Annual Report on Form 10-K filed on March 27, 2015, and other reports and statements the Company has filed with the Securities and Exchange Commission. Copies of such filings are available for download free of charge from www.veritexbank.com under the Investor Relations tab.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Consolidated Financial Highlights (Unaudited)

(In thousands)

	At and For the Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
	(Dollars in thousands, except per share data)
Selected Financial Data:
Net income	$1,856	$1,824	$1,690	$1,359	$1,198
Net income (loss) available to common stockholders	1,836	1,804	1,670	1,339	1,178
Total assets	827,140	808,906	802,286	745,344	710,382
Total loans(1)	644,938	615,495	603,310	581,338	540,990
Allowance for loan losses	6,193	6,006	5,981	5,880	5,516
Noninterest-bearing deposits	240,919	241,732	251,124	242,688	236,198
Total deposits	673,106	668,255	638,743	644,543	611,174
Total stockholders’ equity	117,085	115,133	113,312	75,603	74,244
Summary Performance Ratios:
Return on average assets(2)	0.93%	0.94%	0.86%	0.74%	0.71%
Return on average equity(2)	6.39	6.45	6.21	7.16	6.49
Net interest margin(3)	3.77	3.82	3.74	3.95	3.92
Efficiency ratio(4)	61.75	66.67	62.49	65.87	65.98
Noninterest expense to average assets(2)	2.36	2.61	2.38	2.63	2.70
Summary Credit Quality Data:
Nonaccrual loans	$312	$323	$436	$445	$107
Accruing loans 90 or more days past due	—	—	—	3	390
Other real estate owned	548	548	105	1,434	2,494
Nonperforming assets to total assets	0.10%	0.12%	0.07%	0.25%	0.42%
Nonperforming loans to total loans	0.05	0.05	0.07	0.08	0.09
Allowance for loan losses to total loans	0.96	0.98	0.99	1.01	1.02
Net (recoveries) charge-offs to average loans outstanding	(0.01)	0.01	0.04	0.01	0.02
Capital Ratios:
Total stockholders’ equity to total assets	14.16%	14.23%	14.11%	10.14%	10.45%
Tangible common equity to tangible assets(5)	11.01	11.01	10.86	6.50	6.62
Tier 1 capital to average assets	12.82	12.78	12.66	8.28	8.66
Tier 1 capital to risk-weighted assets	14.87	15.43	15.45	10.04	10.44
Common equity tier 1 (to risk weighted assets)	13.23	13.70	n/a	n/a	n/a
Total capital to risk-weighted assets	16.52	17.16	17.21	11.90	12.35

(1)         Total loans does not include loans held for sale and deferred fees. Loans held for sale were $2.1 million at June 30, 2015, $2.5 million at March 31, 2015, $8.9 million at December 31, 2014, $3.5 million at September 30, 2014 and $6.3 million at June 30, 2014. Deferred loan fees were $49,000 at June 30, 2015, $50,000 at March 31, 2015, $51,000 at December 31, 2014, $60,000 at September 30, 2014 and $71,000 at June 30, 2014.

(2)         We calculate our average assets and average equity for a period by dividing the sum of our total assets or total stockholders’ equity, as the case may be, at the close of business on each day in the relevant period, by the number of days in the period. We have calculated our return on average assets and return on average equity for a period by dividing net income for that period by our average assets and average equity, as the case may be, for that period.

(3)         Net interest margin represents net interest income, annualized on a fully tax equivalent basis, divided by average interest-earning assets.

(4)         Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.

(5)         We calculate tangible common equity as total stockholders’ equity less preferred stock, goodwill, core deposit intangibles and other intangible assets, net of accumulated amortization, and we calculate tangible assets as total assets less goodwill and core deposit intangibles and other intangible assets, net of accumulated amortization. Tangible common equity to tangible assets is a non-GAAP financial measure, and, as we calculate tangible common equity to tangible assets, the most directly comparable GAAP financial measure is total stockholders’ equity to total assets. See our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the table captioned “Reconciliation GAAP —NON-GAAP (Unaudited).

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30,	March 31,	December 31,	June 30,
	2015	2015	2014	2014
ASSETS
Cash and due from banks	$11,699	$9,338	$9,223	$10,038
Interest bearing deposits in other banks	51,570	76,206	84,028	56,512
Total cash and cash equivalents	63,269	85,544	93,251	66,550
Investment securities	59,299	53,391	45,127	50,547
Loans held for sale	2,127	2,508	8,858	6,342
Loans, net	638,696	609,439	597,278	535,403
Accrued interest receivable	1,557	1,539	1,542	1,359
Bank-owned life insurance	18,115	17,969	17,822	10,647
Bank premises, furniture and equipment, net	12,107	11,526	11,150	11,303
Non-marketable equity securities	3,970	3,136	4,139	2,959
Investment in unconsolidated subsidiary	93	93	93	93
Other real estate owned	548	548	105	2,494
Intangible assets	1,110	1,186	1,261	1,413
Goodwill	19,148	19,148	19,148	19,148
Other assets	7,101	2,879	2,512	2,124
Total assets	$827,140	$808,906	$802,286	$710,382
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$240,919	$241,732	$251,124	$236,198
Interest-bearing	432,187	426,523	387,619	374,976
Total deposits	673,106	668,255	638,743	611,174
Accounts payable and accrued expenses	1,202	1,049	1,582	1,195
Accrued interest payable and other liabilities	672	1,395	575	696
Advances from Federal Home Loan Bank	27,000	15,000	40,000	15,000
Junior subordinated debentures	3,093	3,093	3,093	3,093
Subordinated notes	4,982	4,981	4,981	4,980
Total liabilities	710,055	693,773	688,974	636,138
Commitments and contingencies
Stockholders’ equity:
Preferred stock	8,000	8,000	8,000	8,000
Common stock	95	95	95	64
Additional paid-in capital	97,761	97,480	97,469	61,419
Retained earnings	11,687	9,851	8,047	5,038
Unallocated Employee Stock Ownership Plan shares	(406)	(401)	(401)	(401)
Accumulated other comprehensive income	18	178	172	194
Treasury stock, 10,000 shares at cost	(70)	(70)	(70)	(70)
Total stockholders’ equity	117,085	115,133	113,312	74,244
Total liabilities and stockholders’ equity	$827,140	$808,906	$802,286	$710,382

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except share amounts)

	Six Months Ended
	June 30,	June 30,
	2015	2014
Interest income:
Interest and fees on loans	$14,802	$12,718
Interest on investment securities	464	422
Interest on deposits in other banks	109	77
Interest on other	1	1
Total interest income	15,376	13,218
Interest expense:
Interest on deposit accounts	1,297	1,161
Interest on borrowings	249	251
Total interest expense	1,546	1,412
Net interest income	13,830	11,806
Provision for loan losses	258	677
Net interest income after provision for loan losses	13,572	11,129
Noninterest income:
Service charges on deposit accounts	401	396
Gain on sales of investment securities	7	34
Gain on sales of loans held for sale	431	245
(Loss) gain on sales of other real estate owned	(2)	37
Bank-owned life insurance	358	212
Other	259	287
Total noninterest income	1,454	1,211
Noninterest expense:
Salaries and employee benefits	5,246	4,838
Occupancy of bank premises	1,000	920
Depreciation and amortization	645	667
Data processing	442	426
FDIC assessment fees	196	217
Legal fees	286	59
Other professional fees	470	543
Advertising and promotions	120	93
Utilities and telephone	148	141
Other real estate owned expenses and write-downs	34	134
Other	1,226	956
Total noninterest expense	9,813	8,994
Net income from operations	5,213	3,346
Income tax expense	1,533	1,190
Net income	$3,680	$2,156
Preferred stock dividends	$40	$40
Net income available to common stockholders	$3,640	$2,116
Basic earnings per share	$0.39	$0.34
Diluted earnings per share	$0.38	$0.33
Weighted average basic shares outstanding	9,447,807	6,231,031
Weighted average diluted shares outstanding	9,703,510	6,359,031

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Income (Unaudited)

(In thousands, except share amounts)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Interest income:
Interest and fees on loans	$7,454	$7,348	$7,335	$7,183	$6,566
Interest on investment securities	252	212	209	207	206
Interest on deposits in other banks	55	54	63	43	40
Interest on other	—	—	—	1	1
Total interest income	7,761	7,614	7,607	7,434	6,813
Interest expense:
Interest on deposit accounts	666	631	652	609	570
Interest on borrowings	123	126	123	123	123
Total interest expense	789	757	775	732	693
Net interest income	6,972	6,857	6,832	6,702	6,120
Provision for loan losses	148	110	326	420	425
Net interest income after provision for loan losses	6,824	6,747	6,506	6,282	5,695
Noninterest income:
Service charges on deposit accounts	216	185	223	213	190
Gain on sales of investment securities	—	7	—	—	—
Gain on sales of loans held for sale	129	302	155	241	168
(Loss) gain on sales of other real estate owned	—	(2)	6	(33)	24
Bank-owned life insurance	180	178	111	105	103
Other	163	96	161	104	155
Total noninterest income	688	766	656	630	640
Noninterest expense:
Salaries and employee benefits	2,588	2,657	2,444	2,755	2,196
Occupancy of bank premises	474	526	445	497	474
Depreciation and amortization	320	325	334	338	334
Data processing	222	220	242	213	210
FDIC assessment fees	96	100	105	99	109
Legal fees	85	201	16	50	26
Other professional fees	233	237	279	222	411
Advertising and promotions	47	73	52	41	37
Utilities and telephone	74	73	73	72	72
Other real estate owned expenses and write-downs	22	13	24	53	108
Other	569	657	665	490	483
Total noninterest expense	4,730	5,082	4,679	4,830	4,460
Net income from operations	2,782	2,431	2,483	2,082	1,875
Income tax expense	926	607	793	723	677
Net income	$1,856	$1,824	$1,690	$1,359	$1,198
Preferred stock dividends	$20	$20	$20	$20	$20
Net income available to common stockholders	$1,836	$1,804	$1,670	$1,339	$1,178
Basic earnings per share	$0.19	$0.19	$0.18	$0.21	$0.19
Diluted earnings per share	$0.19	$0.19	$0.18	$0.21	$0.18
Weighted average basic shares outstanding	9,447,807	9,447,706	9,157,582	6,321,897	6,321,193
Weighted average diluted shares outstanding	9,708,673	9,743,576	9,405,168	6,462,897	6,452,656

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Reconciliation GAAP — NON GAAP (Unaudited)

(In thousands)

The following table reconciles, at the dates set forth below, total stockholders’ equity to tangible common equity and total assets to tangible assets:

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Tangible Common Equity
Total stockholders’ equity	$117,085	$115,133	$113,312	$75,603	$74,244
Adjustments:
Preferred stock	(8,000)	(8,000)	(8,000)	(8,000)	(8,000)
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)
Intangible assets	(1,110)	(1,186)	(1,261)	(1,337)	(1,413)
Total tangible common equity	$88,827	$86,799	$84,903	$47,118	$45,683
Tangible Assets
Total assets	$827,140	$808,906	$802,286	$745,344	$710,382
Adjustments:
Goodwill	(19,148)	(19,148)	(19,148)	(19,148)	(19,148)
Intangible assets	(1,110)	(1,186)	(1,261)	(1,337)	(1,413)
Total tangible assets	$806,882	$788,572	$781,877	$724,859	$689,821
Tangible Common Equity to Tangible Assets	11.01%	11.01%	10.86%	6.50%	6.62%
Common shares outstanding	9,494	9,485	9,471	6,359	6,359

Book value per common share(1)	$11.49	$11.29	$11.12	$10.63	$10.42
Tangible book value per common share(2)	$9.36	$9.15	$8.96	$7.41	$7.18

(1)                                 We calculate book value per common share as stockholders’ equity less preferred stock at the end of the relevant period divided by the outstanding number of shares of our common stock at the end of the relevant period.

(2)                                 We calculate tangible book value per common share as total stockholders’ equity less preferred stock, goodwill, and intangible assets, net of accumulated amortization at the end of the relevant period, divided by the outstanding number of shares of our common stock at the end of the relevant period. Tangible book value per common share is a non-GAAP financial measure, and, as we calculate tangible book value per common share, the most directly comparable GAAP financial measure is total stockholders’ equity per common share.

VERITEX HOLDINGS, INC. AND SUBSIDIARY

Net Interest Margin (Unaudited)

(In thousands)

	For the Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
		Interest			Interest			Interest
	Average	Earned/	Average	Average	Earned/	Average	Average	Earned/	Average
	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/	Outstanding	Interest	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets:
Total loans(1)	$624,971	$7,454	4.78%	$613,840	$7,348	4.85%	$521,218	$6,566	5.05%
Securities available for sale	56,603	252	1.79	49,242	212	1.75	51,637	206	1.60
Investment in subsidiary	93	—	—	93	—	—	93	1	4.31
Interest-earning deposits in financial institutions	60,630	55	0.36	65,221	54	0.34	52,610	40	0.30
Total interest-earning assets	742,297	7,761	4.19	728,396	7,614	4.24	625,558	6,813	4.37
Allowance for loan losses	(6,069)			(6,013)			(5,275)
Noninterest-earning assets	68,046			67,233			58,609
Total assets	$804,274			$789,616			$678,892
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing deposits	$428,146	$666	0.62%	$408,926	$631	0.63%	$356,821	$570	0.64%
Advances from FHLB	15,132	30	0.80	16,878	32	0.77	15,000	30	0.80
Other borrowings	8,077	93	4.62	8,394	94	4.54	8,072	93	4.62
Total interest-bearing liabilities	451,355	789	0.70	434,198	757	0.71	379,893	693	0.73
Noninterest-bearing liabilities:
Noninterest-bearing deposits	234,510			238,994			223,473
Other liabilities	1,974			1,820			1,556
Total noninterest-bearing liabilities	236,484			240,814			225,029
Stockholders’ equity	116,435			114,604			73,970
Total liabilities and stockholders’ equity	$804,274			$789,616			$678,892
Net interest rate spread(2)			3.49%			3.53%			3.64%
Net interest income		$6,972			$6,857			$6,120
Net interest margin(3)			3.77%			3.82%			3.92%

(1)                     Includes average outstanding balances of loans held for sale of $1,429, $4,420 and $3,653 for the three months ended June 30, 2015, March 31, 2015, and June 30, 2014, respectively.

(2)                     Net interest rate spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)                     Net interest margin is equal to net interest income divided by average interest-earning assets.